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[GLYCOGENESYS LETTERHEAD APPEARS HERE]                             Exhibit 10.1
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March 18, 2002


Chris Szustkiewicz, Ph.D.
10 Terrace Lane
Smithtown, NY  11787


Dear Chris:

     I am delighted to welcome you to GlycoGenesys as Senior Vice President of Operations and Development. This position is important to our organization and we look forward to having you join us and contribute your professional expertise and technical knowledge. As you know, this position reports directly to the President and CEO.

The following are the components of our offer:

     1. Base Salary: You will be paid a base salary at the annual rate of $195,000.00, payable at least monthly and consistent with the Company's payroll practices. The Board of Director reviews compensation on an annual basis.

     2. Incentive Stock Options (ISO): On the starting date of your employment you will receive options to purchase 100,000 shares of GlycoGenesys stock pursuant to the terms of the GlycoGenesys, Inc. 2000 Stock Incentive Plan. The exercise price is equal to the higher of (i) the closing trade price of the Common Stock on your starting date and
          (ii) the average of the closing trade prices on the 20 trading days preceding your hire date. These options vest ratably quarterly over three years from the date of the grant. Options must be exercised within ten years from the grant date.

          a. Bonus grants: You will be eligible to receive incentive stock options at the sole discretion of the Board of Directors based upon the Company's and your performance. These "bonus options" are typically granted following fiscal year-end.

          b. Change of control: Should there be a change in control of the Company as defined in Section 12 of the GlycoGenesys, Inc. 2000 Stock Incentive Plan, stock options granted on the starting date of your employment will be immediately exercisable with respect to all of the shares.

     3. Benefits: You are immediately eligible to receive benefits according to our benefits plans, which include fully paid health and dental coverage, short term disability insurance, long term disability insurance, life insurance equal to one times your salary, not to exceed $250,000 and participation in our 401(k) Savings Plan.

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     4.   Vacation: In the first year of your employment you are immediately eligible to being accruing vacation time of three weeks per year; upon completing one year of employment, you will be eligible for four weeks of vacation. Vacations may be taken at such times as you shall determine, subject to the business needs of the Company, and approved by the President. Only five days of vacation may be carried over from one year to the next.

          Other time off with pay includes two personal days per year, seven sick days, and holidays observed by the Company.

     5. Relocation expenses: We understand that you will move your family to Massachusetts within 12 months, if not sooner. We will cover the following relocation costs:

          a. Temporary living expenses: The Company will reimburse you for temporary housing expenses estimated to be $2,100 per month for 6 months for the rental of a furnished apartment in the Boston area.

          b. Trips home: During the five months of temporary housing we will reimburse you for travel to your home on Long Island once every two weeks.

          c. Moving household goods: We will pay the cost of a moving company to pack and move your household goods, from Long Island, New York, to Massachusetts, with unpacking to be done by you. We request that you get quotes from three reputable moving companies. We will pay up to the average of the three quotes, based on actual receipts and you may choose the mover.

          d. Relocation allowance. We will provide you with a lump sum payment of $30,000 at the time of your move to Massachusetts to help defray other relocation related expense.

     6. Termination of employment and severance: Should your employment with the Company be terminated due to change of control, or for reasons other than cause, you would be eligible to receive a lump sum severance payment equal to your monthly salary at the time as follows:

                  Within the first 12 months of employment - 3 months severance After 18 months of employment - 4 months severance
                  After 24 months of employment - 6 months severance.

          (a) Cause: The term "cause" shall mean (i) any act of dishonesty, gross negligence or willful misconduct with respect to the Employer, including without limitation, fraud or theft, on the part of the Employee, (ii) conviction of the Employee for a felony, or (iii) the Employee's sustained failure, as determined by the Employer's Board of Directors, to perform significant duties and obligations hereunder (which duties and obligations are not inconsistent with the terms of this offer of employment) after notice and a thirty (30) days opportunity to cure.

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     GlycoGenesys is an "at-will" employer and it is important to understand that either of us can terminate our employment arrangement at any time. Your employment will be subject to proof of eligibility to be employed in the United States. By way of notification, as a member of the senior management team a background check will be conducted as part of the outside audit. Further, you must represent that you are not bound to any contract that would prohibit or restrict your employment with our firm and you will not disclose any confidential proprietary information obtained from a prior employer.

     Please sign both copies of this offer letter and return one to me no later than five days from the date of this letter. As a condition of your employment with GlycoGenesys, you are also required to sign the enclosed Non-Disclosure and Non-Competition Agreement, which should be reviewed carefully prior to signing. Your signature indicates that we fully agree on the terms of our employment relationship. The enclosed documents contain all the terms and conditions of your employment and supersede any other written documents or conversations about such terms.

     We are very excited about having you on board and look forward to working with you as a valued member of GlycoGenesys. As we've discussed, your first day of employment will be no later than April 1, 2002.

Sincerely,

/s/ Bradley J. Carver

Bradley J. Carver
President and CEO

ACCEPTANCE

I accept your offer of employment as Senior Vice President of Operations and Development for GlycoGenesys and am in agreement with the contents of this letter.

/s/ Chris Szustkiewicz                              3/22/02
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Chris Szustkiewicz, Ph.D.                           Date

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               Amendment to Offer Letter and Employment Agreement
                              Dated March 22, 2002

1. Reimbursement for expenses incurred on the Company's behalf, subject to providing appropriate documentation, will be made at least once per month. Large expense items such as airline tickets will be paid directly by the Company.

2. Chris will participate in all current and future benefit plans available to the Company's senior executives.